Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 10-K of International Land Alliance, Inc. of our report dated April 24, 2019 on the consolidated financial statements of International Land Alliance, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Houston, Texas

April 14, 2020